Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-4) and related Prospectus of América Móvil, S.A.B. de C.V. for the registration of US$ 500,000,000 Floating Rate Senior Notes due 2008 and to the incorporation by reference therein of our reports dated June 18, 2007, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V., América Móvil, S.A.B. de C.V.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of América Móvil, S.A.B. de C.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Mancera, S.C. A member Firm of Ernst & Young Global

/s/ C.P.C. Agustín Aguilar Laurents
C.P.C. Agustín Aguilar Laurents

Mexico City, Mexico

September 19, 2007